EXHIBIT 99.1

TIX CORPORATION RECEIVES SHAREHOLDER LETTER

STUDIO CITY, CA, October 13, 2010 – Tix Corporation (Nasdaq: TIXC) today acknowledged that its Board of Directors (the "Board") has received a letter submitted by Mr. Ephraim Fields of Echo Lake Capital, a shareholder of the Company.  The text of the letter can be found at http://www.marketwatch.com/story/ephraim-fields-of-echo-lake-capital-delivers-letter-to-board-of-tix-corp-2010-10-12?reflink=MW_news_stmp. The Company has provided a copy of the letter to each member of the Board. The Board and management will review the letter and evaluate the proposals and suggestions therein on an ongoing basis and in the context of the Company's previously announced plans to delist and deregister its common stock.

About Tix Corporation

Tix Corporation is an integrated entertainment company providing discount and premium ticketing services, event and branded merchandising, and production / promotion of live concert and theatrical events. It currently operates eleven discount ticket stores in Las Vegas under the Tix4Tonight marquee, and offers up to a 50 percent discount for same-day shows, concerts, attractions and sporting events, as well as discount reservations for dining. The Company also offers premium tickets to concerts, theater and sporting events throughout the United States under its Tix4AnyEvent.com brand. The Company's Exhibit Merchandising operation is engaged in branded merchandise development and sales activities related to museum exhibitions and other events, including the King Tutankhamun and Real Pirates tours; selling themed souvenir memorabilia and collector's items in specialty stores in conjunction with the specific events and venues. Tix Productions is dedicated to live concert and theatrical promotion and production throughout the United States, Canada and Europe, and operates under the banners of Magic Arts & Entertainment and NewSpace Entertainment.

Contact:	Steve Handy, CFO
Tix Corporation
(818) 761-1002